Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 of our report dated March 7, 2011 (October 20, 2011 as to the retrospective presentation of discontinued operations in accordance with authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) and related disclosure in Note 5) relating to the consolidated financial statements of Education Realty Trust, Inc. and subsidiaries (the “Trust”) and the effectiveness of the Trust’s internal control over financial reporting (which report (1) expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the presentation requirements of authoritative guidance on discontinued operations issued by the FASB and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Current Report on Form 8-K of the Trust dated October 21, 2011.  We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Memphis, Tennessee
October 20, 2011